The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-131885
Subject to Completion. Dated May 23, 2006.
Prospectus Supplement to Prospectus dated May 22, 2006.
$300,000,000
Noble Corporation
              % Senior Notes due 2013

       Our           % senior notes due 2013 constitute a series of our debt securities described in this prospectus supplement and the accompanying prospectus. We will pay interest on the notes on                     and                     of each year. The first such payment will be made on                     , 2006. The notes will mature on                     , 2013. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. Payment of the notes will be guaranteed by Noble Drilling Corporation, our wholly-owned indirect subsidiary.
       See “Risk Factors” beginning on page S-7 to read about important factors you should consider before buying the notes.

       Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Initial public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to us	%	$
       The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from                     , 2006 and must be paid by the purchasers if the notes are delivered after                     , 2006.

       The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on May      , 2006.
Goldman, Sachs & Co.
Simmons & Company
International

Prospectus Supplement dated May      , 2006.

Prospectus Supplement
       You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus provided in connection with this offering. Neither we nor the underwriters have authorized anyone else to provide you with different information. Neither we nor the underwriters are making any offer of these securities in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since such dates. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

       Generally, whenever we use the terms “we,” “our,” “us,” and “Noble,” we are referring to Noble Corporation, a Cayman Islands exempted company limited by shares, and its consolidated subsidiaries. However, for purposes of the “Description of the Notes” section of this prospectus supplement and when the context otherwise requires, the terms “we,” “our,” “us,” and “Noble” refer only to Noble Corporation and not its consolidated subsidiaries. Whenever we use the term “Noble Drilling,” we are referring to Noble Drilling Corporation, a Delaware corporation and wholly-owned indirect subsidiary of Noble Corporation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
       This prospectus supplement and the accompanying prospectus include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus supplement and the accompanying prospectus or in the documents incorporated by reference regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions and indebtedness covenant compliance are forward-looking statements. When used in this prospectus supplement and the accompanying prospectus or in the documents incorporated by reference, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct. We have identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include, but are not limited to, the following:

•	volatility in crude oil and natural gas prices;

•	changes in the rate of economic growth in the U.S. or in other major international economies;

•	the ability of the Organization of the Petroleum Exporting Countries to set and maintain production levels and pricing, and the level of production in non-OPEC countries;

•	the discovery of significant additional oil and/or gas reserves or the construction or availability of significant oil and/or gas delivery or storage systems that impact regional or worldwide energy markets;

•	political and economic conditions in markets where we from time to time operate;

•	intense competition in the drilling industry;

•	our inability to execute any of our business strategies;

•	cost overruns or delays in shipyard construction projects and repair, maintenance, conversion or upgrade projects;

•	changes in oil and gas drilling technology or in our competitors’ drilling rig fleets that could make our drilling rigs less competitive or require major capital investment to keep them competitive;

•	industry-wide shortages of supplies, services, skilled personnel and equipment necessary to conduct our business;

•	limitations on our insurance coverage or our inability to obtain or maintain insurance coverage at rates and with deductible amounts that we believe are commercially reasonable;

•	changes in our customers’ drilling programs or budgets due to their own internal corporate events, changes in the markets and prices for oil and gas, or shifts in the relative strengths of various geographic drilling markets brought on by things such as a general economic slowdown, or regional or worldwide recession, any of which could result in deterioration in demand for our drilling services;

•	cancellation by our customers of drilling contracts or letter agreements or letters of intent for drilling contracts or their exercise of early termination provisions generally found in our drilling contracts;

•	adverse weather (such as hurricanes and monsoons) and seas;

•	operational hazards (such as blowouts, cratering, fires and loss of production);

•	acts of war or terrorism;

•	requirements and potential liability imposed by governmental regulation of the drilling industry (including environmental and safety regulation and regulation of how our drilling units must be designed, equipped and operated);

•	significant changes in trade, monetary or fiscal policies worldwide, including changes in interest rates;

•	currency fluctuations between the U.S. dollar and other currencies;

•	costs and effects of unanticipated legal and administrative proceedings;

•	changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

•	development and exploitation of alternative fuels;

•	the matters discussed in “Risk Factors”; and

•	such other factors as may be discussed in this prospectus supplement, the accompanying prospectus or our reports filed with the SEC.
       All of the foregoing risks and uncertainties are beyond our ability to control, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks when you purchase our securities.
ABOUT THIS PROSPECTUS SUPPLEMENT
       This document consists of two parts. The first part is the prospectus supplement, which describes specific terms of the notes, the specific terms of this offering and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides specific terms of the notes (to the extent not superseded by information in the prospectus supplement) and gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the accompanying prospectus under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
       If the information in the prospectus supplement differs from the information in the accompanying prospectus, the information in the prospectus supplement supersedes the information in the accompanying prospectus.
       Any statement made in this prospectus supplement or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Information by Reference” in the accompanying prospectus.

SUMMARY
       This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus about our company. This summary may not contain all of the information that is important to you. The information is qualified in its entirety by reference to detailed information and financial statements appearing elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated herein by reference and, therefore, should be read together with those documents. To understand the offering and our business fully, we strongly encourage you to read carefully this entire prospectus supplement and the accompanying prospectus and the other documents incorporated herein by reference.
Noble Corporation
       We are a leading provider of diversified services for the oil and gas industry. We perform contract drilling services with our fleet of 62 offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 43 jackups and three submersibles. The fleet count includes two F&G JU-2000E enhanced premium newbuild jackups under construction. We have secured customer contracts for these jackups. Approximately 80 percent of the fleet is currently deployed in worldwide markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa and India. In addition, we provide technologically advanced drilling-related products and services designed to create value for our customers. Our other services include labor contract drilling services, well site and project management services, and engineering services.
       Our long-standing business strategy continues to be the active expansion of our worldwide offshore drilling and deepwater capabilities through acquisitions, upgrades and modifications, and the deployment of our drilling assets in important geological areas. We continued execution of our active expansion strategy in 2005 with the signing of long-term drilling contracts for three ultra-deepwater semisubmersibles: the Noble Clyde Boudreaux, Noble Dave Beard and Noble Danny Adkins. Furthermore, we signed long-term drilling contracts for two F&G JU-2000E enhanced premium independent leg cantilevered newbuild jackups under construction: the Noble Roger Lewis and Noble Hans Deul.
       Noble Corporation, a Cayman Islands exempted company limited by shares, became the successor to Noble Drilling Corporation, a Delaware corporation that was organized in 1939, as part of the internal corporate restructuring of Noble Drilling and its subsidiaries effective April 30, 2002. We and our predecessors have been engaged in the contract drilling of oil and gas wells for others domestically since 1921 and internationally during various periods since 1939. Our principal executive offices are located at 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478, and our telephone number is (281) 276-6100.

The Offering

Issuer	Noble Corporation

Notes Offered	$300 million principal amount of % Senior Notes due 2013.

Maturity Date	, 2013.

Interest Rate	% per annum, accruing from , 2006.

Interest Payment Dates	and of each year, commencing , 2006.

Guarantee	The due and punctual payment of the principal of, premium, if any, interest on and all other amounts due under the notes will be guaranteed by Noble Drilling Corporation, our wholly-owned indirect subsidiary.

Optional Redemption	We have the option to redeem the notes, at any time or from time to time, in whole or in part and on any date before maturity, at a price equal to 100% of the principal amount of notes redeemed plus (1) accrued interest to the redemption date and (2) a make-whole premium. See “Description of the Notes — Optional Redemption” in this prospectus supplement.

Ranking	The notes will:

• be our general unsecured senior obligations;

• rank equally with all our existing and future unsecured senior indebtedness, which, at March 31, 2006, and after giving effect to the subsequent prepayment of certain debt and the application of the estimated proceeds from the notes offered hereby to repay debt, totaled $398.9 million and consisted of guarantees of debt of our subsidiaries;

• be effectively subordinated to any of our future secured indebtedness;

• be effectively subordinated to all existing and future secured and unsecured indebtedness of our subsidiaries other than the guarantor, Noble Drilling, which indebtedness, at March 31, 2006, exclusive of standby letters of credit, performance bonds and other similar obligations, totaled $47.2 million, all of which was secured and all of which was guaranteed by us and Noble Drilling; and

• rank senior to any of our future subordinated indebtedness.

The due and punctual payment of the principal of, premium, if any, interest on and all other amounts due under the notes will be unconditionally guaranteed by Noble Drilling Corporation, our wholly-owned indirect subsidiary. The guarantee will be a general unsecured senior obligation of Noble Drilling and will rank equal in right of payment to the existing and future senior unsecured indebtedness of Noble Drilling.

See “Capitalization” and “Description of the Notes” in this prospectus supplement.

Certain Covenants	The indenture governing the notes will contain covenants that, among other things, will limit our ability to:

• create certain liens;

• engage in certain sale and lease-back transactions; and

• amalgamate, merge, consolidate and sell assets, except under certain conditions.

These covenants have various exceptions and qualifications, which are described under “Description of the Notes — Certain Covenants” in this prospectus supplement.

Future Issuances	Initially, the notes will be limited to $300 million in aggregate principal amount. We may, however, “reopen” the series of notes and issue an unlimited amount of additional notes of this series in the future.

Ratings	We anticipate that the notes will be assigned a rating of A- by Standard & Poors and Baa1 by Moody’s.

Use of Proceeds	We estimate the net proceeds from this offering will be approximately $297.5 million. We intend to use the net proceeds to repay $135 million of long-term debt plus accrued interest under our unsecured revolving bank credit facility and for general corporate purposes. Our bank credit facility has a maturity date of November 30, 2009, and the interest rate thereunder, which adjusts periodically with LIBOR, was 5.12% at March 31, 2006.

See “Use of Proceeds” and “Capitalization” in this prospectus supplement.

Absence of a Public Market for the Notes	The notes will be a new issue of securities for which there is currently no market. We cannot provide any assurance about:

• the presence or the liquidity of any trading market for the notes;

• your ability to sell notes that you purchase at a particular time;

• the prices at which you will be able to sell your notes; or

• the level of liquidity of the trading market for the notes.

Future trading prices of the notes will depend upon many factors, including:

• our operating performance and financial condition;

• the interest of securities dealers in making a market and the number of available buyers; and

• the market for similar securities.

Although the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. We do not intend to apply for listing of the notes on any national securities exchange or inter-dealer quotation system.

Risk Factors	We urge you to consider carefully the risks described in “Risk Factors,” beginning on page S-7, and elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before purchasing the notes in order to evaluate your investment.

RISK FACTORS
       You should carefully consider the following risk factors, in addition to the other information contained in this prospectus supplement, the accompanying prospectus and the periodic reports that we are incorporating by reference into this prospectus supplement, including the information set forth in Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2005, and in Part II, Item 1A, “Risk Factors,” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, before purchasing any notes offered hereby.
Risks Relating to the Notes
There is no established trading market for the notes, and therefore there are uncertainties regarding the price and terms on which a holder could dispose of the notes, if at all.
       The notes will constitute a new issue of securities with no established trading market. We have not applied to list the notes on any national securities exchange or inter-dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time, in their sole discretion. As a result, we are unable to assure you as to the presence or the liquidity of any trading market for the notes.
       We cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market and the number of available buyers;

•	the market for similar securities; and

•	prevailing interest rates.
       You should not purchase notes unless you understand and know you can bear all of the investment risks involving the notes.
The notes are obligations exclusively of Noble Corporation and Noble Drilling, as guarantor, and not of our other subsidiaries, and payments to holders of the notes will be effectively subordinated to the claims of such other subsidiaries’ creditors.
       The notes are obligations exclusively of Noble Corporation and Noble Drilling, as guarantor of payment of the notes, and not of our other subsidiaries. We conduct a substantial part of our operations through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are important sources of funds to meet our debt-service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt-service obligations, including payments on the notes. Our subsidiaries will be permitted under the terms of the indenture to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. In addition, holders of the notes effectively will have a subordinated position to the claims of creditors of our subsidiaries, other than the guarantor, on their assets and earnings.

       Our right to receive any assets of any of our subsidiaries that are not guarantors of the notes upon their liquidation or reorganization, and, therefore, the right of the holders of the notes to participate in those assets will be structurally subordinated to all indebtedness and other liabilities of such subsidiaries. As a result, holders of the notes have a junior position to the claims of creditors of such subsidiaries on their assets and earnings. At March 31, 2006, our subsidiaries had an aggregate of $1.13 billion of long-term debt (including current portion), including $1.09 billion of long-term debt of the guarantor. Subsequent to March 31, 2006, our subsidiaries prepaid certain debt and have not incurred any additional debt. Giving effect to such prepayment and the issuance of the notes hereby and the application of the estimated proceeds therefrom, the long-term debt (including current portion) of our subsidiaries at March 31, 2006 would have been $398.9 million, including $351.7 million of long-term debt of the guarantor. See “Use of Proceeds” and “Capitalization.”
Payments on the notes, including under the guarantee, will be effectively subordinated to claims of our secured creditors.
       The notes represent unsecured obligations of Noble Corporation. Accordingly, our secured creditors will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Similarly, the guarantee of the notes will effectively rank junior to any secured debt of Noble Drilling, as the guarantor, to the extent of the value of the assets securing that debt. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, our secured creditors will have a superior claim to their collateral. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our unsecured senior indebtedness, and with all of our other general senior creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, holders of notes may receive less, ratably, than our secured creditors. At March 31, 2006, we had $47.2 million of secured debt, which was incurred by a subsidiary and is guaranteed by Noble Corporation and Noble Drilling.
We could enter into various transactions that could increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the notes.
       The terms of the notes do not prevent us from entering into a variety of acquisition, change-of-control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into a variety of transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes. In addition, the indenture governing the notes will permit us, subject to certain covenant limitations, to provide credit support for the obligations of our subsidiaries, and such credit support may be effectively senior to our obligations under the notes. In addition, the indenture, including the supplemental indenture providing for the guarantee, will not restrict the ability of Noble Drilling to sell any or all of its assets.
To service our indebtedness, we will use a significant amount of cash. Our ability to generate cash to service our indebtedness depends on many factors beyond our control.
       Our ability to make payments on our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that cash flow generated from our business and future borrowings under our credit facility will be sufficient to enable us to pay our indebtedness, including these notes, and to fund our other liquidity needs.

SELECTED FINANCIAL DATA
       The following selected financial data are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and accompanying notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which are incorporated by reference into this prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	Three Months	Year Ended December 31,
	Ended
	March 31, 2006	2005	2004	2003	2002	2001

	(In thousands, except per share amounts and ratios)
Statement of Income Data
Operating revenues	$461,915	$1,382,137	$1,066,231	$987,380	$990,248	$1,029,760
Net income	145,231	296,696	146,086	166,416	209,503	262,922
Net income per share:
Basic	$1.06	$2.18	$1.10	$1.26	$1.58	$1.98
Diluted	1.05	2.16	1.09	1.25	1.57	1.96
Balance Sheet Data (at end of period)
Cash and marketable securities(1)	$799,058	$166,302	$191,578	$237,843	$265,466	$278,306
Property and equipment, net	3,142,022	2,999,019	2,743,620	2,625,866	2,471,043	2,149,217
Total assets(2)	4,546,317	4,346,367	3,307,973	3,189,633	3,065,714	2,750,740
Long-term debt	524,597	1,129,325	503,288	541,907	589,562	550,131
Total debt(3)(4)	1,133,886	1,138,297	511,649	589,573	670,139	605,561
Shareholders’ equity	2,910,430	2,731,734	2,384,434	2,178,425	1,989,210	1,778,319
Other Data
Net cash provided by operating activities	$151,103	$529,010	$332,221	$365,308	$445,364	$451,046
Acquisitions and related capital upgrades	114,092	212,050	110,548	194,400	356,854	50,440
Other capital expenditures	76,704	221,806	150,493	112,734	121,500	89,426
Cash dividends declared per share(5)	0.04	0.10
Ratio of earnings to fixed charges(6)	9.9	10.9	5.4	5.5	6.5	8.1

(1)	Consists of cash and cash equivalents and investments in marketable securities as reported on our consolidated balance sheets under current assets.

(2)	Total assets at March 31, 2006 and December 31, 2005 included $700.8 million and $672.1 million, respectively, of investments in marketable securities related to our investment in shares of Smedvig ASA, which shares we sold on April 7, 2006.

(3)	Total debt at March 31, 2006 and December 31, 2005 included $600.0 million under a credit agreement which was prepaid on April 10, 2006 with proceeds from our sale of shares of Smedvig ASA.

(4)	Consists of long-term debt and current portion of long-term debt.

(5)	In October 2004, our board of directors took action to modify our then existing dividend policy and to institute a new policy in the first quarter of 2005 for the payment of a quarterly cash dividend.

(6)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” is determined by adding “total fixed charges” (excluding interest capitalized), income taxes, minority interest in net income (or reduction for minority interest in net loss) and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which at least 20 percent but less than 50 percent equity is owned. For this purpose, “total fixed charges” consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.

USE OF PROCEEDS
       We expect to receive net proceeds from this offering of approximately $297.5 million after deducting underwriting discounts and commissions and expenses. We intend to use the net proceeds to repay $135 million (of which $100 million was borrowed in December 2005 in connection with our purchase of shares of Smedvig ASA) principal amount plus accrued interest under our unsecured revolving bank credit facility and for general corporate purposes. Our bank credit facility has a maturity date of November 30, 2009, and the interest rate thereunder, which adjusts periodically with LIBOR, was 5.12% at March 31, 2006.
CAPITALIZATION
       The following table sets forth our (i) cash and cash equivalents and investments in marketable securities and (ii) capitalization at March 31, 2006 on an actual basis and as adjusted to reflect (a) the sale of our shares of Smedvig ASA on April 7, 2006, (b) the prepayment by us on April 10, 2006 of $600.0 million principal amount plus accrued interest under a credit agreement with proceeds of our sale of such shares of Smedvig ASA, and (c) the issuance of the notes hereby, and the application of the estimated proceeds therefrom. You should read this table in conjunction with our consolidated financial statements and related notes and other financial data included in, or incorporated by reference, into this prospectus. See “Selected Financial Data.”

	March 31, 2006

	Actual	As Adjusted

	(In thousands)
Cash and cash equivalents and investments in marketable securities	$799,058	$346,640

Current portion of long-term debt	$609,289	$9,289

Long-term debt:
Long-term debt	524,597	389,597
Notes offered hereby	—	300,000

Total long-term debt	524,597	689,597

Shareholders’ equity	2,910,430	2,910,430

Total capitalization	$4,044,316	$3,609,316

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS
       Noble Drilling Corporation has in place an unsecured revolving bank credit facility totaling $300 million, including a letter of credit facility totaling $50 million, which extends through November 30, 2009 (the “bank credit agreement”). Noble Corporation and one of its wholly-owned subsidiaries have unconditionally guaranteed the performance of Noble Drilling Corporation under the bank credit agreement. At March 31, 2006, we had borrowings and letters of credit of $135.0 million and $6.4 million, respectively, outstanding under the bank credit agreement, with $158.6 million remaining available thereunder. At March 31, 2006, we had other letters of credit and third-party guarantees of $71.2 million and performance and customs bonds totaling $82.3 million supported by surety bonds outstanding in addition to amounts outstanding under the bank credit agreement.
       Noble Corporation and one of its wholly-owned subsidiaries are guarantors of certain debt securities issued by Noble Drilling Corporation, with respect to which another wholly-owned subsidiary of Noble Corporation is a co-obligor. These debt securities consist of Noble Drilling Corporation’s 6.95% Senior Notes due 2009 and its 7.50% Senior Notes due 2019. The outstanding principal balances of the 6.95% Senior Notes and the 7.50% Senior Notes at March 31, 2006 were $150.0 million and $201.7 million, respectively.
       In December 1998, Noble Drilling (Jim Thompson) Inc., an indirect, wholly-owned subsidiary of Noble Corporation and owner of the Noble Jim Thompson semisubmersible, issued $115 million principal amount of its fixed rate senior secured notes in four series, of which $47.2 million remained outstanding at March 31, 2006. These notes bear interest at rates of 5.93% to 7.25% per annum. The notes are secured by a first naval mortgage on the Noble Jim Thompson, are guaranteed by Noble Corporation and Noble Drilling Corporation and can be prepaid, in whole or in part, at a premium at any time.
       At March 31, 2006 and December 31, 2005, we had no off-balance sheet debt.

DESCRIPTION OF THE NOTES
       The notes offered by this prospectus supplement will constitute a single series of senior debt securities of Noble as described below and in the accompanying prospectus. The notes will be issued under an indenture between Noble, as issuer, and JPMorgan Chase Bank, as trustee, and a supplemental indenture among Noble, as issuer, the trustee and Noble Drilling, as payment guarantor. The summary of selected provisions of the notes and the indenture referred to below supplements, and to the extent inconsistent supersedes and replaces, the description of the general terms and provisions of the senior debt securities and the indenture contained in the accompanying prospectus under the caption “Description of Debt Securities.” This summary is not complete and is qualified by reference to provisions of the notes and the indenture. Forms of the notes and the indenture, including the supplemental indenture providing for the guarantee, have been or will be filed with the SEC and you may obtain copies as described under “Where You Can Find More Information” in the accompanying prospectus. Capitalized terms used and not defined in this description have the meaning given them in the accompanying prospectus or the indenture.
       In this section, references to “Noble,” “we,” “our,” “us” and the “Company” mean Noble Corporation excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries, and references to “Noble Drilling” mean Noble Drilling Corporation.
General
       The notes will constitute a single series of senior debt securities under the indenture, initially limited to $300 million aggregate principal amount. We may, from time to time, without giving notice to or seeking the consent of the holders of the debt securities, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes issued in this offering. Any additional notes having such similar terms together with the previously issued notes will constitute a single series of debt securities under the indenture.
       The notes will mature on                     , 2013 and will bear interest at the rate of      % per annum, accruing from May      , 2006. Interest on the notes will be paid semi-annually, in arrears, on                     and                     to the holders of record at the close of business on the                     and                     immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.
       If any interest payment date, redemption date or the maturity date of the notes is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.
       The notes initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, as Depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except under the limited circumstances described below under the caption “— Book-Entry, Delivery and Form.” If any of the notes are issued in certificated form they will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.
       So long as the notes are in book-entry form, you will receive payments and may transfer notes only through the facilities of the Depositary and its direct and indirect participants. See “— Book-Entry, Delivery and Form” below. We will maintain an office or agency in the Borough of Manhattan, The City of New York where notices and demands in respect of the notes and the indenture may be delivered to us and where certificated notes may be surrendered for payment, registration of transfer or exchange. That office or agency will initially be the office of the agent of the trustee in the City of New York, which is currently located at 55 Water Street, North Building, Room 234, Windows 20 and 21, New York, New York 10041, Attention: Corporate Trust Services.
       So long as the notes are in book-entry form, we will make payments on the notes to the Depositary or its nominee, as the registered owner of the notes, by wire transfer of immediately available funds. If notes are issued in definitive certificated form under the limited circumstances described below under the caption “— Book-Entry, Delivery and Form,” we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the trustee at least 15 days before the applicable payment date by the persons entitled to payment.
       We will pay principal of and any premium on the notes at stated maturity, upon redemption or otherwise, upon presentation of the notes at the office of the trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but we must at all times maintain a place of payment of the notes and a place for registration of transfer of the notes in the Borough of Manhattan, The City of New York.
       We will be entitled to redeem the notes at our option as described below under the caption “— Optional Redemption.” You will not be permitted to require us to redeem or repurchase the notes. The notes will not be subject to a sinking fund.
Ranking of Notes; Guarantee
       The notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes are our obligations exclusively, and are not the obligations of any of our subsidiaries, other than Noble Drilling, which will guarantee the due and punctual payment of the principal of, premium, if any, interest on and all other amounts due under the notes. Because we conduct a substantial part of our operations through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries other than Noble Drilling.
       The due and punctual payment of the principal of, premium, if any, interest on and all other amounts due under the notes will be guaranteed by Noble Drilling, our wholly-owned indirect subsidiary. The guarantee will be the general unsecured obligation as to payment of Noble Drilling and will rank equal in right of payment to all existing and future unsecured indebtedness of Noble Drilling. The obligations of Noble Drilling under the guarantee will be limited as necessary to try to prevent the guarantee from being unenforceable under applicable law.
       Our operations are conducted through our subsidiaries, and therefore, we depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. Not all of our subsidiaries will guarantee the notes, and the notes will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. At March 31, 2006, our subsidiaries had an aggregate of $1.13 billion of long-term debt (including current portion), including $1.09 billion of long-term debt of the guarantor. Subsequent to March 31, 2006, our subsidiaries prepaid certain debt and have not incurred any additional debt. Giving effect to such prepayment and the issuance of the notes hereby and the application of the estimated proceeds therefrom, the long-term debt (including current portion) of our subsidiaries at March 31, 2006 would have been $398.9 million, including $351.7 million of long-term debt of the guarantor. See “Use of Proceeds” and

“Capitalization” in this prospectus supplement and “Description of Debt Securities — General” in the accompanying prospectus.
Optional Redemption
       The notes will be redeemable, at our option, at any time or from time to time, in whole or in part, on any date prior to maturity (the “Redemption Date”) in principal amounts of $1,000 or any integral multiple of $1,000 at a price (the “Redemption Price”) equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), plus a Make-Whole Premium, if any is required to be paid. The Redemption Price will never be less than 100% of the principal amount of the notes plus accrued interest to the Redemption Date.
       The amount of the Make-Whole Premium with respect to any note (or portion of a note) to be redeemed will be equal to the excess, if any, of:

(i) the sum of the present values, calculated as of the Redemption Date, of:

(A) each interest payment that, but for the redemption, would have been payable on the note (or its portion) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period before the Redemption Date); and

(B) the principal amount that, but for the redemption, would have been payable at the final maturity of the note (or its portion) being redeemed;
       over

(ii) the principal amount of the note (or its portion) being redeemed.
       The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Those present values will be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus                     basis points.
       The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by us, provided that if we fail to make such appointment at least 45 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make the calculation, such calculation will be made by Goldman, Sachs & Co. or, if that firm is unwilling or unable to make the calculation, by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an “Independent Investment Banker”).
       For purposes of determining the Make-Whole Premium, “Treasury Yield” means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12 of a year (the “Remaining Term”). The Treasury Yield will be determined as of the third business day immediately before the applicable Redemption Date.
       The weekly average yields of United States Treasury Notes will be determined by referring to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”). If the H.15 Statistical Release contains a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to that weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields as calculated by interpolation will be rounded to the nearest 1/100th of 1% with any figure of 1/200% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.
       We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If less than all of the notes are to be redeemed, the Trustee will select the notes to be redeemed by such method as the Trustee shall deem fair and appropriate. The Trustee may select for redemption notes and portions of notes in amounts of whole multiples of $1,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.
Certain Covenants
       Limitation on Liens. The indenture provides that Noble will not, and will not permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without making effective provision whereby the notes (together with, if we shall so determine, any other Indebtedness or other obligation) shall be secured equally and ratably with (or, at our option, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured. The foregoing restrictions do not, however, apply to Indebtedness secured by Permitted Liens.
       “Permitted Liens” means (i) Liens existing on the date of original issuance of notes; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or indebtedness of, any Person existing at the time such Person becomes a Subsidiary of Noble or at the time such Person is merged into or consolidated with Noble or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person (or a division thereof) as an entirety or substantially as an entirety to Noble or a Subsidiary; (iii) Liens in favor of Noble or any of its Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue or pollution control bonds, or similar indebtedness; (vi) Liens on property securing (a) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with such property or (b) Indebtedness incurred by Noble or any Subsidiary of Noble prior to or within one year after the later of the acquisition, the completion of construction, alteration, improvement or repair or the commencement of commercial operation thereof, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; (vii) statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens on current assets of Noble or any Subsidiary securing Indebtedness of Noble or such Subsidiary, respectively; (ix) Liens on the stock, partnership or other equity interest of Noble or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; (x) Liens under workers compensation or similar legislation; (xi) Liens in connection with legal proceedings or securing tax assessments, which in each case are being contested in good faith; (xii) good faith deposits in connection with bids, tenders, contracts or Liens; (xiii) deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and (xiv) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (xiii) above.
       Notwithstanding the foregoing, Noble and its Subsidiaries may, without securing the notes, issue, assume or guarantee secured Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of Noble and its Subsidiaries that would otherwise be subject to the foregoing restrictions (including Indebtedness permitted to be secured under clause (i) under the definition of Permitted Liens but excluding Indebtedness permitted to be secured under clauses (ii) through (xiv) thereunder) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/ Leaseback Transactions (other than those in connection with which we have voluntarily retired any of the notes, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to clause (c) below under the heading “Limitation on Sale/ Leaseback Transactions”), does not at any one time exceed 15% of Consolidated Net Tangible Assets of Noble and its consolidated Subsidiaries.
       Limitation on Sale/ Leaseback Transactions. The indenture provides that Noble will not, and will not permit any Subsidiary to, enter into any Sale/ Leaseback Transaction with any person (other than Noble or a Subsidiary) unless: (a) Noble or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/ Leaseback Transaction secured by a Lien on the property subject to such Sale/ Leaseback Transaction pursuant to the covenant described under “Limitation on Liens” above without equally and ratably securing the notes pursuant to such covenant; (b) after the date of the first series of notes issued under the indenture and within a period commencing nine months prior to the consummation of such Sale/ Leaseback Transaction and ending nine months after the consummation thereof, Noble or such Subsidiary shall have expended for property used or to be used in the ordinary course of business of Noble and its Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/ Leaseback Transaction and we shall have elected to designate such amount as a credit against such Sale/ Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below or as otherwise permitted); or (c) we, during the nine-month period after the effective date of such Sale/ Leaseback Transaction, shall have applied to either (i) the voluntary defeasance or retirement of any notes, any Pari Passu Indebtedness or any Funded Indebtedness or (ii) the acquisition of one or more Principal Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/ Leaseback Transaction and the fair value, as determined by the Board of Directors of Noble, of such property as of the time of entering into such Sale/ Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by us as set forth in clause (b) above), less an amount equal to the sum of the principal amount of notes, Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by us plus any amount expended to acquire any Principal Properties at fair value, within such nine-month period and not designated as a credit against any other Sale/ Leaseback Transaction entered into by Noble or any Subsidiary during such period.
       Consolidation, Merger and Sale of Assets. The indenture provides that neither we nor Noble Drilling will consolidate or amalgamate with or merge into any person, or convey, transfer or lease substantially all of our assets to any person, other than one of our or its direct or indirect wholly-owned subsidiary, unless:

•	either (i) we shall be the continuing corporation or (ii) the person (if other than Noble or any of its subsidiaries) formed by such amalgamation or consolidation or into which we are merged, or the person which acquires, by sale, lease, conveyance, transfer or other disposition, all or substantially all of our assets, shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on the notes and the performance of our covenants and obligations under the indenture and the notes, in which case such person would be substituted for us in the indenture with the same effect as if it had been an original party to the indenture;

•	immediately after giving effect to such transaction or series of transactions, no default or Event of Default shall have occurred and be continuing or would result therefrom; and

•	we deliver to the applicable trustee an officer’s certificate and an opinion of counsel, each in the form required by the indenture and stating that the transaction and the supplemental indenture comply with the indenture.

Events of Default
       “Events of Default” means, with respect to the notes, any of the following events:

•	failure to pay principal on any notes when due and payable at maturity, upon redemption or otherwise;

•	failure to pay any interest on any notes when due and payable and such default continues for 30 days;

•	default in the performance or breach of any covenant in the indenture, which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding notes as provided in the indenture;

•	the guarantee of the notes by Noble Drilling ceases to be in full force and effect (except in accordance with its terms) or the guarantor denies or disaffirms its obligations under such guarantee;

•	certain events of bankruptcy, our insolvency or reorganization, as the case may be; and

•	default under any bond, debenture, note or other evidence of Indebtedness (other than Non-Recourse Indebtedness) by either of Noble or any Subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than Non-Recourse Indebtedness) of either of Noble or any Subsidiary resulting in the acceleration of such Indebtedness (other than Non-Recourse Indebtedness), or any default in payment of such Indebtedness (other than Non-Recourse Indebtedness) (after expiration of any applicable grace periods and presentation of any debt instruments, if required), if the aggregate amount of all such Indebtedness (other than Non-Recourse Indebtedness) that has been so accelerated and with respect to which there has been such a default in payment shall exceed $25,000,000 and there has been a failure to obtain rescission or annulment of all such accelerations or to discharge all such defaulted indebtedness within 20 days after there has been given, by registered or certified mail, to Noble by the Trustee or to Noble and the Trustee by the holders of at least 25% in principal amount of all outstanding notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture.
       For purposes of the foregoing, “Non-Recourse Indebtedness” means any Indebtedness of Noble or any Subsidiary in respect of which (a) the recourse of the holder of such Indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to (i) Liens on specified assets and (ii) in respect of Indebtedness of a Subsidiary, Liens on assets of the Subsidiary acquired after the date of original issuance of the notes, and with respect to such Indebtedness of Noble or a Subsidiary, neither Noble nor any Subsidiary (other than the issuer of such Indebtedness) provides any credit support or is otherwise liable or obligated and (b) the occurrence of any event, or the existence of any condition under any agreement or instrument relating to such Indebtedness, shall not at any time have the effect of accelerating, or permitting the acceleration of, the maturity of any other Indebtedness of Noble or any Subsidiary or otherwise permitting any such other Indebtedness to be declared due and payable, or to be required to be prepaid, purchased or redeemed, prior to the stated maturity thereof.
       The holders of a majority in principal amount of the notes may waive any past default with respect to the notes under the indenture and its consequences, and the holders of a majority in principal amount of all notes of any series outstanding under the indenture may waive on behalf of the holders of all notes of such series outstanding under the indenture any other past default under the indenture and its consequences, except:

•	in the case of the payment of the principal of, premium (if any) or interest on any notes; or

•	except as described below under the caption “— Amendment, Supplement and Waiver.”
Discharge and Defeasance
       The terms of the notes provide that we will be permitted to terminate certain of our obligations and those of the guarantor under the indenture, including the covenants described above under “— Certain Covenants,” pursuant to the indenture’s covenant defeasance provisions only if we deliver to the Trustee an opinion of counsel that covenant defeasance will not cause holders of the notes to recognize income, gain or loss for United States federal income tax purposes.
       The terms of the notes also provide for legal defeasance. Legal defeasance is permitted only if we shall have received from, or there shall have been published by, the United States Internal Revenue Service a ruling to the effect that legal defeasance will not cause holders of the notes to recognize income, gain or loss for United States federal income tax purposes.
Amendment, Supplement and Waiver
       We generally may amend the indenture or the notes and the guarantee with the written consent of the holders of a majority in principal amount of the outstanding notes affected by the amendment. The holders of a majority in principal amount of the outstanding debt securities of (i) any series may also waive our compliance in a particular instance with any provision of the applicable indenture with respect to such series of debt securities and (ii) all series may waive our compliance in a particular instance with any provision of the applicable indenture with respect to all series of debt securities issued thereunder. We must obtain the consent of each holder of notes affected by a particular amendment or waiver, however, if such amendment or waiver:

•	changes the stated maturity of the notes, or any installment of principal of or interest on any note;

•	reduces the principal amount of or the interest rate applicable to any note;

•	changes any place of payment for any note;

•	changes the currency in which the principal, premium, or interest of any note may be repaid;

•	impairs the right of the holder of any note to institute suit for the enforcement of any payment due in respect of any note on or after stated maturity;

•	reduces the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	waives any default in the payment of principal of, or premium or interest on, any note due under the indenture; or

•	release the guarantor from any of its obligations under the guarantee or the indenture, except in accordance with the terms of the indenture.
       Notwithstanding the foregoing, we may amend the indenture or the notes without the consent of any holder:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the indenture’s provisions with respect to successor corporations;

•	to comply with any requirements of the SEC to effect or maintain qualification under the Trust Indenture Act of 1939, as amended;

•	to make any change that does not adversely affect the rights of any holder of notes in any material respect;

•	to issue additional notes as permitted by the indenture; or

•	to allow the guarantor to execute a supplemental indenture or a guarantee with respect to the notes.
Definitions
       “Attributable Indebtedness,” when used with respect to any Sale/ Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first day such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.
       “Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the United States, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles in the United States.
       “Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent quarterly balance sheet of Noble and its consolidated Subsidiaries and determined in accordance with generally accepted accounting principles in the United States.

       “Funded Indebtedness” means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that by its terms matures on, or that is renewable at the option of any obligor thereon to, a date more than one year after the date on which such Indebtedness is originally incurred.
       “Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person’s legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations and (2) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (b) the amount of obligations as have been assumed by such Person or which are otherwise such Person’s legal liability), and (vii) all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.
       “Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Noble and/or one or more Subsidiaries.
       “Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest. For purposes of the indenture, Noble or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.
       “Pari Passu Indebtedness” means any Indebtedness of us, whether outstanding on the issue date of the notes or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the notes.
       “Principal Property” means any jackup, semisubmersible, drillship, submersible or other mobile offshore drilling unit, or integral portion thereof, owned or leased by Noble or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of the Board of Directors, is of material importance to the business of Noble and its Subsidiaries taken as a whole, but no such jackup, semisubmersible, drillship, submersible or other mobile offshore drilling unit, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2.0% of Consolidated Net Tangible Assets.
       “Sale/ Leaseback Transaction” means any arrangement with any Person pursuant to which Noble or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by Noble or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years, (2) leases between Noble and a Subsidiary or between Subsidiaries, or (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.
       “Subsidiary” means, with respect to Noble at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Noble in Noble’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles in the United States as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by Noble or one or more subsidiaries of Noble.
Book-Entry, Delivery and Form
       The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company, or DTC, New York, New York, as Depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the Depositary to its nominee or by the nominee to the Depositary, or by the Depositary or its nominee to a successor Depositary or to a nominee of the successor Depositary.
       DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934.
       DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
       Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchaser of a note, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.
       To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.
       Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
       Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC’s procedures.
       In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.
       Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.
       Except under the limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the notes and the indenture.
       The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in notes.
       DTC is under no obligation to provide its services as Depositary for the notes and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

       As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a Depositary for the global notes or if DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, at a time when it is required to be registered and a successor Depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the notes represented by one or more global notes; or

•	an Event of Default, as defined above under the caption “— Events of Default,” under the indenture has occurred and is continuing with respect to the notes, we will prepare and deliver certificates for the notes in exchange for beneficial interests in the global notes. Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the Depositary directs. It is expected that these directions will be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the global notes.
       We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
CAYMAN ISLANDS TAX CONSIDERATIONS
       The following discussion, insofar as it consists of conclusions of law, sets forth the opinion of Maples and Calder with respect to the material Cayman Islands tax consequences with respect to holding notes. There is currently no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a holder in respect of any income, gain or loss derived from holding notes. We have obtained an undertaking from the governor-in-council of the Cayman Islands under the Tax Concession Law (1999 Revision) that, in the event that any legislation is enacted in the Cayman Islands imposing tax on profits or income or gains or appreciation, or any tax in the nature of estate duty or inheritance tax, that tax will not apply to us or to any of our operations or our shares, debentures or other obligations for a period of 20 years from February 26, 2002. By virtue of the Tax Concession Law (1999 Revision), the undertaking dated February 26, 2002 is binding and enforceable against the Government of the Cayman Islands at the suit of Noble Corporation. However, as a matter of Cayman Islands constitutional law, it is possible for the legislature to repeal the Tax Concession Law (1999 Revision) and enact new legislation, the effect of which might be to impose taxes upon Noble Corporation. As a matter of established Cayman Islands constitutional convention, any new legislation should not have retrospective effect. There will be no Cayman Islands tax consequences with respect to holding notes or exchanging outstanding notes for new notes, except that, if the notes are taken into the Cayman Islands in original form, they will be subject to stamp duty in the amount of one quarter of one percent of the face value thereof, subject to a maximum of CI$250.00 per note.

UNDERWRITING
       We and the underwriters for the offering named below have entered into an underwriting agreement and pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes

Goldman, Sachs & Co.	$
Simmons & Company International

Total		$300,000,000

       The underwriters are committed to take and pay for all of the notes being offered, if any are taken.
       Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to      % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to      % of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.
       The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If any active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. See “Risk Factors.”
       In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
       The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short-covering transactions.
       These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
       From the date of this prospectus supplement and continuing to and including the later of (i) the completion of the distribution of the notes (but in no event shall such period exceed 90 days from the delivery of the notes) and (ii) the delivery of the notes, we have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any debt securities substantially similar to the notes without the prior written consent of the underwriters.

       In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a Relevant Member State), each Manager has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made, and will not make, an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities that are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances that do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
       For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
       Each underwriter has represented and agreed that:

(a) (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by the Issuer;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
       We estimate that our share of the total expenses related to the offering of the notes, excluding underwriting discounts and commissions, will be approximately $425,000.

       We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.
       The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial-advisory and investment-banking services for us, for which they received, or will receive, customary fees and expenses. On December 22, 2005, we, Noble Holding (U.S.) Corporation and Noble Drilling Corporation entered into a credit agreement with Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., pursuant to which Noble Drilling Corporation borrowed $600 million. This credit agreement terminated on April 10, 2006 with the prepayment by Noble Drilling Corporation of all principal and interest outstanding under the agreement. Goldman Sachs Credit Partners L.P. received customary interest and fees in connection with the agreement.
LEGAL MATTERS
       Certain legal matters in connection with the issuance of the notes will be passed upon for us by Baker Botts L.L.P. and Maples and Calder, Cayman Islands. Baker Botts L.L.P. is not passing on any matters of Cayman Islands law and is relying on the opinion of Maples and Calder as to all matters of Cayman Islands law, and Maples and Calder is not passing on any matters other than those governed by Cayman Islands law. Certain legal matters in connection with the issuance of the notes will be passed upon for the underwriter by Latham & Watkins LLP, Los Angeles, California.

PROSPECTUS

Noble Corporation
Debt Securities
Preferred Shares
Depositary Shares
Ordinary Shares
Warrants
Noble Drilling Corporation
Guarantees of Debt Securities

        This prospectus relates to ordinary shares, preferred shares, debt securities, depositary shares and warrants for equity securities of Noble Corporation which we may sell from time to time in one or more offerings. The preferred shares, debt securities, depositary shares and warrants may be convertible into or exercisable or exchangeable for shares of our ordinary shares or other securities. The debt securities may be guaranteed by Noble Drilling Corporation, a wholly-owned indirect subsidiary of ours. We will provide specific terms of these sales in supplements to this prospectus.
      We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings.
      The ordinary shares of Noble Corporation are listed on the New York Stock Exchange under the symbol “NE.” Any ordinary shares of Noble Corporation sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance.

      Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 22, 2006.

      You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus provided in connection with an offering. We have not authorized anyone else to provide you with different information. We are not making any offer of securities in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and free writing prospectus provided in connection with an offering is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus, an accompanying prospectus supplement or any free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since such dates.

Where You Can Find More Information
      Noble Corporation is subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the U.S. Exchange Act in this prospectus), and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (which we refer to as the SEC in this prospectus). You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at http://www.sec.gov. You may also inspect those reports, proxy statements and other information concerning Noble at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our ordinary shares are currently listed.
      We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Noble or one of its subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.
Incorporation of Certain Information By Reference
      The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Current Report on Form 8-K filed on January 6, 2006;

•	Current Report on Form 8-K filed on February 7, 2006 (excluding any portions thereof that are deemed to be furnished and not filed);

•	Current Report on Form 8-K filed on February 8, 2006;

•	Current Report on Form 8-K filed on February 10, 2006 (excluding any portions thereof that are deemed to be furnished and not filed);

•	Current Report on Form 8-K filed on February 22, 2006;

•	Current Report on Form 8-K filed on March 6, 2006;

•	Current Report on Form 8-K filed on March 17, 2006;

•	Current Report on Form 8-K filed on April 3, 2006;

•	Current Report on Form 8-K filed on April 27, 2006;

•	Amendment to Current Report on Form 8-K filed on Form 8-K/ A on March 3, 2006; and

•	The description of our ordinary shares contained in our Registration Statement on Form 8-A filed on April 26, 2002, as amended by Amendment No. 1 on Form 8-A/ A filed on March 14, 2003 and Amendment No. 2 on Form 8-A/ A filed on June 10, 2005.

      We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act until our offering or offerings are completed.
      Documents incorporated by reference are available from us without charge, excluding exhibits unless we specifically have incorporated by reference an exhibit in this prospectus. You may obtain without charge a copy of documents that we incorporate by reference in this prospectus by requesting them in writing or by telephone at the following address:

Julie J. Robertson
Executive Vice President and Secretary
Noble Corporation
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77048
(281) 276-6100
      You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement and free writing prospectus provided in connection with an offering. We have not authorized anyone else to provide you with different information. We are not making any offer of securities in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and free writing prospectus provided in connection with an offering is accurate only as of the respective dates thereof, or in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus, an accompanying prospectus supplement or free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since such dates.
About This Prospectus
      As used in this prospectus and any prospectus supplement:

•	“Noble,” “we,” “our,” and “us” generally mean Noble Corporation, a Cayman Islands exempted company limited by shares, together with its consolidated subsidiaries, unless the context otherwise requires, such as in the sections providing description of the securities offered in this prospectus; and

•	“Noble Drilling” means Noble Drilling Corporation, a Delaware corporation and wholly-owned indirect subsidiary of Noble Corporation.
      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may offer and sell different types of the securities as described in this prospectus in one or more offerings.
      This prospectus provides you with a general description of the securities we may offer. Each time securities are sold, we will provide a prospectus supplement and, if applicable, a free writing prospectus that will contain specific information about the terms of that offering and the securities offered in that offering. The prospectus supplement and, if applicable, any free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any free writing prospectus, together with the additional information contained in the documents we refer to under the “Where You Can Find More Information” section of this prospectus.
About Noble Corporation
      We are a leading provider of diversified services for the oil and gas industry. We perform contract drilling services with our fleet of 62 offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 43 jackups and three submersibles.

The fleet count includes two F&G JU-2000E enhanced premium newbuild jackups under construction. Approximately 80 percent of the fleet is currently deployed in worldwide markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa and India. In addition, we provide technologically advanced drilling-related products and services designed to create value for our customers. Our other services include labor contract drilling services, well site and project management services, and engineering services.
      Our business strategy continues to be the active expansion of our international offshore drilling and deepwater capabilities through acquisitions, rig upgrades and modifications, and the deployment of assets in important geological areas.
      Noble Corporation became the successor to Noble Drilling as part of the internal corporate restructuring of Noble Drilling and its subsidiaries effective April 30, 2002. We and our predecessors have been engaged in the contract drilling of oil and gas wells for others domestically since 1921 and internationally during various periods since 1939. Our ordinary shares are listed on the New York Stock Exchange under the symbol “NE.” Our principal executive offices are located at 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478, and our telephone number is (281) 276-6100.
About Noble Drilling Corporation
      Noble Drilling is a wholly-owned direct subsidiary of Noble Holding (U.S.) Corporation, which is a Delaware corporation and a wholly-owned direct subsidiary of Noble. Prior to the internal corporate restructuring described above in “About Noble Corporation,” Noble Drilling was a publicly-traded corporation. Noble Drilling was incorporated in Delaware in 1939. Noble Drilling’s principal executive offices are located at 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478, and its telephone number at that address is (281) 276-6100.
Cautionary Statement Regarding Forward-Looking Statements
      This prospectus and any accompanying prospectus supplement include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (which we refer to as the U.S. Securities Act in this prospectus), and Section 21E of the U.S. Exchange Act. All statements other than statements of historical facts included in this prospectus or an accompanying prospectus supplement or in the documents incorporated by reference regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions and indebtedness covenant compliance are forward-looking statements. When used in this prospectus or an accompanying prospectus supplement or in the documents incorporated by reference, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct. We have identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include, but are not limited to, the following:

•	volatility in crude oil and natural gas prices;

•	changes in the rate of economic growth in the U.S. or in other major international economies;

•	the discovery of significant additional oil and/or gas reserves or the construction or availability of significant oil and/or gas delivery or storage systems that impact regional or worldwide energy markets;

•	political and economic conditions in markets where we from time to time operate;

•	intense competition in the drilling industry;

•	our inability to execute any of our business strategies;

•	cost overruns or delays in shipyard construction projects and repair, maintenance, conversion or upgrade projects;

•	changes in oil and gas drilling technology or in our competitors’ drilling rig fleets that could make our drilling rigs less competitive or require major capital investment to keep them competitive;

•	industry-wide shortages of supplies, services, skilled personnel and equipment necessary to conduct our business;

•	limitations on our insurance coverage or our inability to obtain or maintain insurance coverage at rates and with deductible amounts that we believe are commercially reasonable;

•	changes in our customers’ drilling programs or budgets due to their own internal corporate events, changes in the markets and prices for oil and gas, or shifts in the relative strengths of various geographic drilling markets brought on by things such as a general economic slowdown, or regional or worldwide recession, any of which could result in deterioration in demand for our drilling services;

•	cancellation by our customers of drilling contracts or letter agreements or letters of intent for drilling contracts or their exercise of early termination provisions generally found in our drilling contracts;

•	adverse weather (such as hurricanes and monsoons) and seas;

•	operational hazards (such as blowouts, cratering, fires and loss of production);

•	acts of war or terrorism;

•	requirements and potential liability imposed by governmental regulation of the drilling industry (including environmental and safety regulation and regulation of how our drilling units must be designed, equipped and operated);

•	significant changes in trade, monetary or fiscal policies worldwide, including changes in interest rates;

•	currency fluctuations between the U.S. dollar and other currencies;

•	costs and effects of unanticipated legal and administrative proceedings;

•	changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations; and

•	such other factors as may be discussed in this prospectus supplement, an accompanying prospectus supplement or our reports filed with the SEC.
      All of the foregoing risks and uncertainties are beyond our ability to control, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks when you purchase our securities.

Use of Proceeds
      We intend to use the net proceeds from the sales of securities as set forth in the applicable prospectus supplement.
Ratio of Earnings to Fixed Charges
      Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,
Three Months Ended
March 31, 2006	2005	2004	2003	2002	2001

9.9	10.9	5.4	5.5	6.5	8.1
      For the purpose of calculating these ratios, “earnings” is determined by adding “total fixed charges” (excluding interest capitalized), income taxes, minority interest in net income (or reduction for minority interest in loss) and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which at least 20 percent but less than 50 percent equity is owned. For this purpose, “total fixed charges” consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.
Description of Debt Securities
      The following description of debt securities, together with the particular terms of the debt securities offered that will be described in the prospectus supplement relating to such debt securities, sets forth the material terms and provisions of debt securities to be issued by us.
      We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other of our securities. The debt securities may be:

•	senior obligations issued in one or more series under a senior indenture to be entered into between us and JPMorgan Chase Bank, as trustee; or

•	subordinated obligations issued in one or more series under a subordinated indenture to be entered into between us and JPMorgan Chase Bank, as trustee.
      We have summarized material provisions of the indentures below. The forms of the indentures listed above have been filed as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. The following description is qualified in all respects by reference to the actual text of the indentures and the forms of the debt securities.
General
      A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities of the series and whether the series is senior secured or senior unsecured debt securities or senior or junior subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the person to whom any interest on a debt security shall be payable, if other than the person in whose name that debt security is registered on the regular record date;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series are payable or the method of that determination or the right to defer any interest payments;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of determining the rate or rates;

•	the date or dates from which interest will accrue and the interest payment dates on which any such interest will be payable or the method by which the dates will be determined;

•	the regular record date for any interest payable on any interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where the principal of and premium, if any, and any interest on the debt securities of the series will be payable, if other than the Borough of Manhattan, The City of New York;

•	the period or periods within which, the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•	our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or otherwise or at the option of the holders and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the terms and conditions upon which, the debt securities will be redeemed, purchased or repaid, in whole or in part;

•	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other debt or equity securities of us, and the terms and conditions upon which the conversion or exchange may be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

•	the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency in which payment of principal of and premium, if any, and interest on debt securities of the series shall be payable, if other than United States dollars;

•	any index, formula or other method used to determine the amount of payments of principal of and premium, if any, and interest on the debt securities;

•	if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates before the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

•	if the principal of or premium, if any, or interest on any debt securities is to be payable, at the issuer’s election or the election of the holders, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and premium, if any, and interest on such debt securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

•	if other than the stated principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of the acceleration of the maturity of the debt securities or provable in bankruptcy;

•	the applicability of, and any addition to or change in, the covenants and definitions then set forth in the applicable indenture or in the terms then set forth in such indenture relating to permitted consolidations, mergers or sales of assets;

•	any changes or additions to the provisions of the applicable indenture dealing with defeasance, including the addition of additional covenants that may be subject to our covenant defeasance option;

•	whether any of the debt securities are to be issuable in permanent global form and, if so, the depositary or depositaries for such global security and the terms and conditions, if any, upon which interests in such debt securities in global form may be exchanged, in whole or in part, for the individual debt securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the global security in addition to or in lieu of the legend referred to in the applicable indenture;

•	the appointment of any trustee, any authenticating or paying agents, transfer agent or registrars;

•	the terms of any guarantee of the payment of principal, interest and premium, if any, with respect to debt securities of the series and any corresponding changes to the provisions of the applicable indenture;

•	any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest with respect to the debt securities due and payable;

•	any applicable subordination provisions for any subordinated debt securities in addition to or in lieu of those set forth in this prospectus;

•	if the securities of the series are to be secured, the property covered by the security interest, the priority of the security interest, the method of perfecting the security interest and any escrow arrangements related to the security interest; and

•	any other terms of the debt securities, including any restrictive covenants.
      Neither of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.
      The debt securities may be issued as discounted debt securities bearing no interest (or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount.
      Federal income tax consequences and other special considerations applicable to any of these discounted debt securities will be described in the applicable prospectus supplement.
      Debt securities of a series may be issued in registered, bearer, coupon or global form.
      We may also in the future issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indentures described in this prospectus. Thus, any other debt securities that we may issue may be issued under other indentures or instruments containing provisions that differ from those included in the indentures or that are applicable to one or more issues of debt securities described in this prospectus.
Guarantee
      Noble Drilling may guarantee any senior or subordinated debt securities. The specific terms and provisions of each guarantee will be described in the applicable prospectus supplement. The obligations of Noble Drilling under its guarantee will be limited as necessary to seek to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law.
Subordination
      Under a subordinated indenture, payment of the principal of and interest and any premium on our subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all our senior indebtedness. The subordinated indenture provides that no payment of principal, interest and any premium on subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving us or our property, or

•	of any event of default in the payment of any principal of, or premium or interest on, any senior indebtedness when due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such payment default has been cured or waived or otherwise has ceased to exist.
      The subordinated indenture will not limit the amount of senior indebtedness that we may incur.
      “Senior indebtedness” is defined to include (i) all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressed to be subordinate or junior in right of payment to any other of our indebtedness and (ii) any modifications, refunding, deferrals, renewals or extensions of any such indebtedness or securities, notes or other evidence of indebtedness issued in exchange for such indebtedness.
Amalgamation, Consolidation, Merger or Sale
      Unless otherwise provided in the applicable prospectus supplement with respect to any series of debt securities, the indentures will provide that we will not consolidate or amalgamate with or merge into any person, or convey, transfer or lease substantially all of our assets to any person, other than a direct or indirect wholly-owned subsidiary, unless:

•	either (i) we shall be the continuing corporation or (ii) the person (if other than us) formed by such amalgamation or consolidation or into which we are merged, or to which such sale, lease, conveyance, transfer or other disposition shall be made, shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on and additional amounts with respect to all the debt securities and the performance of our covenants and obligations under the indenture and the debt securities;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing or would result from the transaction; and

•	we deliver to the applicable trustee an officer’s certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture comply with the applicable indenture.
Amendment, Supplement and Waiver
      Under each indenture, our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.
      We generally may amend the indentures or the debt securities with the written consent of the holders of a majority in principal amount of the outstanding debt securities affected by the amendment. The holders of a majority in principal amount of the outstanding debt securities of (i) any series may also waive our compliance in a particular instance with any provision of the applicable indenture with respect to such series of debt securities and (ii) all series may waive our compliance in a particular instance with any provision of the applicable indenture with respect to all series of debt securities issued thereunder. We must obtain the consent of each holder of debt securities affected by a particular amendment or waiver, however, if such amendment or waiver:

•	changes the stated maturity of such debt securities, or any installment of principal of or interest on, any such debt securities;

•	reduces the principal amount of or the interest rate applicable to any such debt securities;

•	changes any place of payment for any such debt securities;

•	changes the currency in which the principal, premium, or interest of any such debt securities may be repaid;

•	impairs the right of the holder of any such debt securities to institute suit for the enforcement of any payment due in respect of any such debt securities on or after stated maturity;

•	reduces the amount of such debt securities whose holders must consent to an amendment, supplement or waiver; or

•	waives any default in the payment of principal of, or premium or interest on, any such debt securities due under the relevant indenture.

      Notwithstanding the foregoing, we may amend either an indenture or any series of debt securities without the consent of any holder thereof:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with an indenture’s provisions with respect to successor corporations;

•	to comply with any requirements of the SEC to effect or maintain qualification under the U.S. Trust Indenture Act of 1939, as amended;

•	to make any change that does not adversely affect the rights of any holder of such debt securities in any material respect; or

•	to issue additional debt securities as permitted by the applicable indenture.
Events of Default
      “Event of Default” when used in an indenture will mean any of the following:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to deposit any sinking fund payment when due and continuance of such default for 60 days;

•	failure to pay interest on any debt security for 60 days;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of such outstanding debt securities as provided in the relevant indenture;

•	certain events in bankruptcy, our insolvency or reorganization, as the case may be; or

•	any other Event of Default included in any indenture or supplemental indenture.
      An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.
      If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25 percent in aggregate principal amount of the debt securities of the series affected by such Event of Default, or of all series of debt securities if the Event of Default is a result of failure to perform any covenant in the relevant indenture, may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an Event of Default occurs that is a result of certain events in our bankruptcy, insolvency or reorganization, as the case may be, the principal amount of the outstanding securities of all series ipso facto shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. If any of the above happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.
      The holders of a majority in principal amount of the debt securities of any series may waive any past default with respect to such debt securities under the relevant indenture and its consequences, except:

•	in the case of the payment of the principal of, or premium (if any) or interest on, such debt securities; or

•	except as described in this prospectus under the caption “— Amendment, Supplement and Waiver.”
      Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.
Covenants
      Under the indentures, we will:

•	pay the principal of, and interest and any premium on, any debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.
Payment and Transfer
      Principal of and interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.
      Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.
Book-Entry Procedures
      Certain series of the debt securities may be issued as permanent global debt securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depository Trust Company, or DTC, acts as depositary.
      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Exchange Act. DTC holds securities that its participants, or direct participants, deposit with DTC. DTC also facilitates the clearance and settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, or indirect participants. The rules applicable to DTC and its direct participants are on file with the SEC.
      Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership of interest of each actual purchaser of notes, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct and indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.
      To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct participants will remain responsible for keeping account of their holdings on behalf of their customers.
      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      Neither DTC nor Cede & Co. will consent or vote with respect to global notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in the listing attached to the omnibus proxy).
      DTC may discontinue providing its service as securities depositary with respect to any global notes at any time by giving reasonable notice to us or the subsidiary issuer or the trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, if a successor securities depositary is not obtained, notes certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.
      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC).
      Neither we, the trustee nor any underwriter of any debt securities will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in global notes, or payments to, or the providing of notice to direct participants or beneficial owners.
Defeasance
      We will be discharged from our obligations on the debt securities of any series at any time if sufficient cash or government securities are deposited with the trustee to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.
      The debt securities also provide for legal defeasance. Legal defeasance is permitted only if we shall have received from, or there shall have been published by, the United States Internal Revenue Service a ruling to the effect that legal defeasance will not cause holders of the notes to recognize income, gain or loss for United States federal income tax purposes.
      Under U.S. federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.
The Trustee
      JPMorgan Chase Bank, successor to Chase Bank of Texas, National Association and Texas Commerce Bank National Association, will act as the initial trustee, conversion agent, paying agent, transfer agent and registrar with respect to debt securities. JPMorgan Chase Bank is also the trustee under existing indentures governing (1) currently outstanding Senior Notes due 2009 and Senior Notes due 2019 of our wholly owned subsidiary, Noble Drilling Corporation, which notes are guaranteed by us, and (2) project financing debt securities. JPMorgan Chase Bank also acts as a depositary for funds of, performs certain other services for, and transacts other banking business with us and certain of our subsidiaries in the normal course of business. The address of the trustee is 600 Travis, Suite 1150, Houston, Texas 77002.
Governing Law
      Unless otherwise indicated in the prospectus supplement, the indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.
Notices
      Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.
Description of Authorized Shares
General
      As of the date of this prospectus, Noble’s authorized share capital is US $55,000,000, divided into 400,000,000 ordinary shares, par value US$0.10 (“Ordinary Shares”), and 15,000,000 preferred shares, par value US$1.00 (“Preferred Shares”). The Preferred Shares are “blank check” shares; therefore, the board of directors of Noble may designate and create the Preferred Shares as shares of any series and determine the respective rights and restrictions of any such series.
      As of December 31, 2005, we had 137,008,835 Ordinary Shares and no Preferred Shares outstanding. As of that date, we also had approximately 3,879,263 Ordinary Shares reserved for issuance upon exercise of options or in connection with other awards outstanding under various employee or director incentive, compensation and option plans.

      Set forth below is a summary of the material terms of our Ordinary Shares with the rights attaching to them as provided for under the applicable provisions of Noble’s memorandum of association (the “memorandum”) and articles of association (the “articles”) and the Companies Law of the Cayman Islands, as revised. You should refer to the memorandum, the articles, the Companies Law and the documents we have incorporated by reference for a complete statement of the terms and rights of our authorized shares. In accordance with Cayman Islands law, holders of shares of Noble are referred to as “members” in Noble’s memorandum and articles, and this terminology in regard to Noble is used in this prospectus and the prospectus supplements.
Ordinary Shares
      Voting Rights. The holders of Ordinary Shares are entitled to one vote per share other than on the election of directors.
      With respect to the election of directors, each holder of Ordinary Shares entitled to vote at the election has the right to vote, in person or by proxy, the number of shares held by him for as many persons as there are directors to be elected. The directors are divided into three classes, with only one class being up for election each year. Directors are elected by a plurality of the votes cast in the election. Neither Cayman Islands law nor the articles provide for cumulative voting for the election of directors.
      There are no limitations imposed by Cayman Islands law or the articles on the right of nonresident members to hold or vote their Ordinary Shares.
      The rights attached to any separate class or series of shares, unless otherwise provided by the terms of the shares of that class or series, may be varied and amended only with the consent in writing of the holders of all of the issued shares of that class or series or by a special resolution passed at a separate general meeting of holders of the shares of that class or series. The necessary quorum for that meeting is the presence of holders of a majority of the shares of that class or series. Each holder of shares of the class or series present, in person or by proxy, has one vote for each share of the class or series of which he is the holder. Outstanding shares will not be deemed to be varied by the creation or issue of further shares that rank in any respect prior to or equivalent with those shares.
      Under Cayman Islands law, some matters, like altering the memorandum or the articles, changing the name of Noble, voluntarily winding up Noble or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of members by a special resolution. A special resolution is a resolution passed by the holders of at least two-thirds of the shares voted at a general meeting or approved in writing by all members entitled to vote at a general meeting of members.
      Quorum for General Meetings. The presence of members, in person or by proxy, holding a majority of the issued shares generally entitled to vote at a meeting is a quorum for the transaction of most business. However, pursuant to the articles, different quorums are required in some cases to approve a change in Noble’s articles. Members present in person or by proxy holding at least 95 percent of the issued shares entitled to vote at a meeting is the required quorum at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or disapply any of the following provisions of the articles:

•	Articles 31 through 49 — which relate to the convening of, and proceedings and procedures at, general meetings;

•	Articles 52 through 60 — which relate to the election, appointment and classification of directors;

•	Articles 62 and 63 — which require members to approve certain business combinations with interested members (with the exceptions described below); or

•	Article 64 — which requires members to approve the sale, lease or exchange of all or substantially all of Noble’s property or assets.

      However, members present, in person or by proxy, holding a majority of the issued shares entitled to vote at the meeting will constitute a quorum if:

•	a majority of the board of directors has, at or prior to the meeting, recommended a vote in favor of the special resolution; and

•	in the case of a special resolution to amend, vary, suspend the operation of or disapply Article 62 of the articles, the favorable recommendation is made by a majority of the disinterested directors, meaning those directors who are unaffiliated with and are not nominees of the interested member and were directors prior to the time the interested member became an interested member; or

•	in the case of a special resolution to amend, vary, suspend the operation of or disapply Article 63 of the articles, other than a special resolution referred to in the next full paragraph below, the favorable board of directors’ recommendation is made at a time when a majority of the board of directors then in office were directors prior to any person becoming an interested member during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.
      In addition, members present, in person or by proxy, holding a majority of the issued shares entitled to vote at a meeting also constitute the required quorum to consider or adopt a special resolution to delete Article 63 of the articles if:

•	the resolution will not be effective until 12 months after it is passed by members; and

•	the restrictions in Article 63 of the articles will otherwise continue to apply to any business combination between Noble and any person who became an interested member on or prior to the passing of the resolution.
      The members present at a duly constituted general meeting may continue to transact business until adjournment, despite the withdrawal of members that leaves less than a quorum.
      Dividend Rights. Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the Ordinary Shares issued and authorize payment of the dividends out of Noble’s lawfully available funds. Our board of directors may declare that any dividend be paid wholly or partly by the distribution of shares of Noble and/or specific assets.
      In October 2004, our board of directors took action to modify our then existing dividend policy and institute a new policy in the first quarter of 2005 for the payment of a quarterly cash dividend. Pursuant to this policy, we paid a dividend of $0.02 per Ordinary Share on March 1, June 1 and September 1, 2005 and a dividend of $0.04 per Ordinary Share on December 1, 2005 and March 1, 2006. Our board of directors has declared a cash dividend of $0.04 per Ordinary Share, payable on June 1, 2006. The declaration and payment of dividends in the future are at the discretion of our board of directors and the amount thereof will depend on our results of operations, financial condition, cash requirements, future business prospects, contractual restrictions and other factors deemed relevant by our board of directors.
      Rights Upon Liquidation. Upon the liquidation of Noble, after its creditors have been paid in full and the full amounts that holders of any issued shares ranking senior to the Ordinary Shares as to distribution on liquidation or winding up are entitled to receive have been paid or set aside for payment, the holders of Ordinary Shares are entitled to receive, pro rata, any remaining assets of Noble available for distribution. The liquidator may deduct from the amount payable in respect of those Ordinary Shares any liabilities the holder has to or with Noble.
      No Sinking Fund. The Ordinary Shares have no sinking fund provisions.
      No Liability for Further Calls or Assessments. The issued and outstanding Ordinary Shares are duly and validly issued, fully paid and nonassessable.
      No Preemptive Rights. Holders of Ordinary Shares have no preemptive or preferential right to purchase any securities of Noble.

      Redemption and Conversion. The Ordinary Shares are not convertible into shares of any other class or series and are not subject to redemption either by Noble or the holder of the Ordinary Shares.
      Repurchase. Under the articles, Noble may purchase any issued Ordinary Shares in the circumstances and on the terms as are agreed by Noble and the holder of the Ordinary Shares whether or not Noble has made a similar offer to all or any other of the holders of Ordinary Shares.
      Restrictions on Transfer. Subject to the rules of the New York Stock Exchange and any other securities exchange on which the Ordinary Shares may be listed, our board of directors may, in its absolute discretion and without assigning any reason, decline to register any transfer of shares.
      Compulsory Acquisition of Shares Held by Minority Holders. An acquiring party is generally able to acquire compulsorily the Ordinary Shares of minority holders in one of two ways:

•	By a procedure under the Cayman Islands Companies Law, 2004 Revision (the “Companies Law”), known as a “scheme of arrangement.” A scheme of arrangement is made by obtaining the consent of the Cayman Islands company, the consent of the court and approval of the arrangement by holders of ordinary shares (1) representing a majority in number of the members present at the meeting held to consider the arrangement and (2) holding at least 75 percent of all the issued ordinary shares other than those held by the acquiring party, if any. If a scheme of arrangement receives all necessary consents and approvals, all holders of ordinary shares of a company would be compelled to sell their shares under the terms of the scheme of arrangement.

•	By acquiring pursuant to a tender offer 90 percent of the ordinary shares not already owned by the acquiring party (the “offeror”). If an offeror has, within four months after the making of an offer for all the ordinary shares not owned by the offeror, obtained the approval of not less than 90 percent of all the shares to which the offer relates, the offeror may, at any time within two months after the end of that four month period, require any nontendering member to transfer its shares on the same terms as the original offer. In those circumstances, nontendering members will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering member, the nontendering member is able to convince the court to order otherwise.
      Transfer Agent. The transfer agent and registrar for the Ordinary Shares is UMB Bank, N.A., Kansas City, Missouri. The Ordinary Shares are listed on the New York Stock Exchange under the symbol “NE.”
Preferred Shares and Depositary Shares
      We may issue Preferred Shares in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional Preferred Shares that will be represented by Depositary Shares and Depositary Receipts.
Description of Preferred Shares
      The articles authorize our board of directors or a committee of our board of directors to cause Preferred Shares to be issued in one or more series, without member action. Our board of directors is authorized to issue up to 15,000,000 Preferred Shares, and can determine the number of shares of each series, and the rights, preferences and limitations of each series. We may amend the articles to increase the number of authorized Preferred Shares in a manner permitted by the articles and the Companies Law. As of the date of this prospectus, we have no Preferred Shares outstanding.

      The particular terms of any series of Preferred Shares being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of Preferred Shares. Those terms may include:

•	the number of Preferred Shares of the series being offered;

•	the title and liquidation preference per share of that series of Preferred Shares;

•	the purchase price of the Preferred Shares;

•	the dividend rate (or method for determining such rate);

•	the dates on which dividends will be paid;

•	whether dividends on that series of Preferred Shares will be cumulative or non-cumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

•	any redemption or sinking fund provisions applicable to that series of Preferred Shares;

•	any conversion provisions applicable to that series of Preferred Shares;

•	whether we have elected to offer depositary shares with respect to that series of Preferred Shares; or

•	any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of Preferred Shares.
      If the terms of any series of Preferred Shares being offered differ from the terms set forth below, those terms will also be disclosed in the prospectus supplement relating to that series of Preferred Shares. If we offer any Preferred Shares, we will file with the SEC the form of resolutions adopted by our board of directors establishing the series of the Preferred Shares.
      The Preferred Shares will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of Preferred Shares will have the same rank as to dividends and distributions as each other series of the Preferred Shares we may issue in the future. The Preferred Shares will have no preemptive rights.
      Dividend Rights. Holders of Preferred Shares of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates set forth in the applicable prospectus supplement. Dividend rates may be fixed or variable or both. Different series of Preferred Shares may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books (or, if applicable, the records of the Depositary referred to below under “Description of Depositary Shares”) on record dates determined by our board of directors. Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as specified in the prospectus supplement. If our board of directors fails to declare a dividend on any series of Preferred Shares for which dividends are non-cumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.
      No full dividends will be declared or paid on any series of Preferred Shares, unless full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) have been or contemporaneously are declared and paid on all other series of Preferred Shares which have the same rank as, or rank senior to, that series of Preferred Shares. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of Preferred Shares and on each other series of Preferred Shares having the same rank as, or ranking senior to, that series of Preferred Shares will in all cases bear to each other the same ratio that accrued dividends per share on that series of Preferred Shares and the other Preferred Shares bear to each other. In addition, generally, unless full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of Preferred Shares have been paid, no dividends will be declared or paid on the Ordinary Shares and generally we may not redeem or purchase any Ordinary

Shares. No interest, or sum of money in lieu of interest, will be paid in connection with any dividend payment or payments which may be in arrears.
      The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.
      Rights Upon Liquidation. In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of Preferred Shares will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to each series of Preferred Shares, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of Ordinary Shares. If the amounts payable with respect to Preferred Shares of any series and any shares having the same rank as that series of Preferred Shares are not paid in full, the holders of Preferred Shares and of such other shares will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of Preferred Shares and any shares having the same rank as the Preferred Shares are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor an amalgamation, merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.
      Redemption. Any series of Preferred Shares may be redeemable, in whole or in part, at our option. In addition, any series of Preferred Shares may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of Preferred Shares, including the redemption dates and the redemption prices for that series, will be set forth in the applicable prospectus supplement.
      If a series of Preferred Shares is subject to mandatory redemption, the prospectus supplement will specify the year we can begin to redeem shares of the Preferred Shares, the number of Preferred Shares we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, shares or in cash that we have received specifically from the sale of our capital shares, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital shares, the terms of the series of Preferred Shares may also provide that, if no such capital shares are sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of Preferred Shares will automatically be converted into the applicable capital shares pursuant to conversion provisions specified in the prospectus supplement.
      If fewer than all the outstanding shares of any series of Preferred Shares are to be redeemed, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the Preferred Shares called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.
      In the event that full dividends, including accrued but unpaid dividends, if any, have not been paid on any series of Preferred Shares, we may not redeem that series in part and we may not purchase or acquire any shares of that series of Preferred Shares, except by an offer made on the same terms to all holders of that series of Preferred Shares.
      Conversion Rights. The prospectus supplement will state the terms, if any, on which Preferred Shares of a series are convertible into Ordinary Shares or another series of our Preferred Shares. As described under “Redemption” above, under certain circumstances, Preferred Shares may be mandatorily converted into Ordinary Shares or another series of our Preferred Shares.
      Voting Rights. Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of Preferred Shares will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event we issue full shares of any series of

Preferred Shares, each share will be entitled to one vote on matters on which holders of that series of Preferred Shares are entitled to vote. However, as more fully described below under “— Description of Depositary Shares”, if we issue Depositary Shares representing a fraction of a Preferred Share of a series, each Depositary Share will, in effect, be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of Preferred Shares will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the Preferred Shares of that series.
      Transfer Agent and Registrar. UMB Bank, N.A., Kansas City, Missouri will be the transfer agent, registrar and dividend disbursement agent for the Preferred Shares and any depositary shares (see the description of depositary shares below). The registrar for the Preferred Shares will send notices to the holders of the Preferred Shares of any meetings at which such holders will have the right to elect directors or to vote on any other matter.
Description of Depositary Shares
      General. We may, at our option, elect to offer fractional Preferred Shares, rather than full Preferred Shares. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a Preferred Share of a particular series.
      The shares of any series of Preferred Shares underlying the depositary shares will be deposited under a deposit agreement (the “Deposit Agreement”) between us and a bank or trust company selected by us (the “Depositary”). Subject to the terms of the Deposit Agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in Preferred Shares underlying that depositary share, to all the rights and preferences of the Preferred Shares underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.
      The depositary shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the Preferred Shares underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and depositary receipt are filed as exhibits to the registration statement of which this prospectus is part. Set forth below is a summary of the material terms of the Deposit Agreement, the depositary shares and the depositary receipts. You should refer to the forms of the Deposit Agreement and Depositary Receipts that are filed as exhibits to the registration statement.
      Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Shares relating to those Preferred Shares in proportion to the number of depositary shares owned by those holders.
      If there is a distribution other than in cash, the Depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the Depositary determines that it is not feasible to make the distribution. If this occurs, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.
      Redemption of Depositary Shares. If a series of Preferred Shares underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of that series of Preferred Shares held by the Depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the Preferred Shares. Whenever we redeem Preferred Shares that are held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of depositary shares representing the Preferred Shares so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.
      After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the Depositary of the depositary receipts evidencing those depositary shares.
      Voting the Preferred Shares. Upon receipt of notice of any meeting at which the holders of Preferred Shares are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying those Preferred Shares. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Shares underlying that holder’s depositary shares. The Depositary will try, as far as practicable, to vote the number of Preferred Shares underlying those depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will not vote the Preferred Shares to the extent it does not receive specific instructions from the holders of depositary shares underlying the Preferred Shares.
      Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement may be amended at any time by agreement between us and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of a majority of the depositary shares then outstanding. The Deposit Agreement may be terminated by us or by the Depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying Preferred Shares in connection with Noble’s liquidation, dissolution or winding up and the Preferred Shares have been distributed to the holders of depositary receipts.
      Resignation and Removal of Depositary. The Depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the Depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of its appointment. The successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.
      Miscellaneous. The Depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the Depositary and that we are required to furnish to the holders of the Preferred Shares.
      Neither we nor the Depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the Deposit Agreement. Our obligations and those of the Depositary will be limited to the performance in good faith of our respective duties under the Deposit Agreement. Neither we nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or Preferred Shares unless satisfactory indemnity is furnished. We and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Shares for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
Description of Permanent Global Preferred Securities
      Certain series of the Preferred Shares or depositary shares may be issued as permanent global securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the applicable prospectus supplement, the following is a summary of the depositary arrangements applicable to Preferred Shares or depositary receipts issued in permanent global form and for which DTC acts as the depositary (“Global Preferred Securities”).
      Each Global Preferred Security will be deposited with, or on behalf of, DTC or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, Global Preferred Securities are not exchangeable for definitive certificated Preferred Shares or depositary receipts.

      Ownership of beneficial interests in a Global Preferred Security is limited to institutions that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a Global Preferred Security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a Global Preferred Security. Ownership of beneficial interests in a Global Preferred Security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the Preferred Shares or depositary shares, as the case may be, represented by a Global Preferred Security. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.
      Payments on Preferred Shares and depositary shares represented by a Global Preferred Security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Preferred Security representing the Preferred Shares or depositary shares. We have been advised by DTC that upon receipt of any payment on a Global Preferred Security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in that Global Preferred Security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a Global Preferred Security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.
      Neither we nor any of our agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of beneficial interests in a Global Preferred Security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.
      A Global Preferred Security is exchangeable for definitive certificated Preferred Shares or depositary receipts, as the case may be, registered in the name of, and a transfer of a Global Preferred Security may be registered to, a person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as Depositary for the Global Preferred Security or at any time DTC ceases to be registered under the U.S. Exchange Act; or

•	We determine in our discretion that the Global Preferred Security shall be exchangeable for definitive Preferred Shares or depositary receipts, as the case may be, in registered form.
      Any Global Preferred Security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive certificated Preferred Shares or depositary receipts, as the case may be, registered by the registrar in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that Global Preferred Security.
      Except as provided above, owners of the beneficial interests in a Global Preferred Security will not be entitled to receive physical delivery of certificates representing shares of Preferred Shares or depositary shares, as the case may be, and will not be considered the holders of Preferred Shares or depositary shares, as the case may be. No Global Preferred Security shall be exchangeable except for another Global Preferred Security to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a Global Preferred Security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of Preferred Shares or depositary shares, as the case may be.
      We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a Global Preferred Security desires to give or take any action that a holder of Preferred Shares or depositary shares, as the case may be, is entitled to give or take, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.
      A brief description of DTC is set forth above under “Description of Debt Securities — Book Entry Procedures.”
Warrants
      We may issue warrants for the purchase of our debt securities, Preferred Shares or Ordinary Shares. We may issue warrants alone or together with any other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.
Plan of Distribution
      We may sell the securities offered in this prospectus in and outside the United States (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers or (d) through a combination of any of these methods. The applicable prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents, and the respective amounts of securities underwritten or purchased by each of them;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.
By Agents
      Offered securities may be sold through agents designated by us. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment. We may sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the U.S. Securities Act with respect to those securities. The terms of any such sales will be described in the applicable prospectus supplement.
By Underwriters or Dealers
      If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as an underwriter. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
      If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the U.S. Securities Act, with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales
      Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved.
Delayed Delivery Contracts
      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts.
      These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
      Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the U.S. Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the U.S. Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the U.S. Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.
      Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of their businesses.
      Unless otherwise stated in a prospectus statement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities if any are purchased.
      The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.
Legal Matters
      Except as set forth in the applicable prospectus supplement, the validity of the debt securities and depositary shares under United States laws will be passed upon for us by Baker Botts L.L.P., Dallas, Texas, and the validity of our Ordinary Shares, Preferred Shares and warrants under Cayman Islands law will be passed upon for us by Maples and Calder, Grand Cayman, Cayman Islands, and Maples and Calder is not passing on any matters other than those governed by Cayman Islands law.
Experts
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

$300,000,000
Noble Corporation
              % Senior Notes due 2013

Goldman, Sachs & Co.
Simmons & Company
International